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                 February 9, 2022

       Jason Wilk
       Chief Executive Officer
       Dave Inc.
       750 N. San Vicente Blvd.
       900W West Hollywood, CA 90069

                                                        Re: Dave Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed February 2,
2022
                                                            File No. 333-262478

       Dear Mr. Wilk:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact David Lin, Staff Attorney, at (202) 551-3552 or Sandra Hunter
       Berkheimer, Legal Branch Chief, at (202) 551-3758 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Finance